                                                                    Exhibit 99.5

                                                               [Republic logo]


FOR IMMEDIATE RELEASE

For more information, contact:
     John A. Willoughby                         or       Dan Pecchia
     Republic Engineered Products LLC                    Innis Maggiore Group
     (330) 670-3007                                      (330) 702-0490
     jwilloughby@republicengineered.com                  dan@innismaggiore.com



              (Note to media: A digital photo of Joseph F. Lapinsky
                        was sent via PRNewswire today.)


          REPUBLIC ENGINEERED PRODUCTS ANNOUNCES COMPLETED PURCHASE OF
           OPERATING ASSETS FROM REPUBLIC TECHNOLOGIES INTERNATIONAL

FAIRLAWN, Ohio (August 16, 2002) -- Republic Engineered Products LLC formally announced its launch today with the completion of the purchase of select operating assets from Republic Technologies International LLC.

         Republic Engineered Products operates facilities at six North American locations and employs approximately 2,500 people, including almost 2,000 members of the United Steelworkers of America.

         "The new Republic has a strong balance sheet, a solid customer base and a bright future," said Joseph F. Lapinsky, chief executive officer. "We are excited to complete the transaction. We have retained the capabilities to deliver high-quality steel bar products, including many products that our competitors cannot provide. We have also retained key certifications that enable us to supply automakers, forgers, fastener makers and other manufacturers who demand highly engineered steel products.

         "We will be stronger than ever, thanks to the dedication of our employees and strong support from the USWA, our customers, suppliers and community leaders."

                                     -more-


3770 Embassy Parkway
  Akron, Ohio 44333-8367
    PH 1 (330) 670-3000
      PH 2 (800-232-7157
        FAX (330) 670-3106
          WEB www.republicengineered.com

REPUBLIC ENGINEERED PRODUCTS ANNOUNCES LAUNCH, COMPLETES PURCHASE
OF OPERATING ASSETS FROM REPUBLIC TECHNOLOGIES INTERNATIONAL
PAGE 2 OF 2


         The company is owned by KPS Special Situations Fund L.P. of New York and Hunt Investment Group L.P. of Dallas, two investment funds that acquired select assets from Republic Technologies International in a transaction valued at approximately $463 million.

         "Our strong financial position will give us the flexibility to pursue projects that will strengthen our capabilities and customer relationships," Lapinsky said. "A number of specific capital improvement initiatives are under review."

         Republic Engineered Products LLC is North America's leading supplier of special bar quality (SBQ) steel, a highly engineered product used in axles, drive shafts, suspension rods and other critical components of automobiles, off-highway vehicles and industrial equipment. With headquarters in Fairlawn, Ohio, the company operates steelmaking centers in Canton and Lorain, Ohio, and value-added rolling and finishing facilities in Canton, Lorain and Massillon, Ohio; Lackawanna, N.Y.; and Gary, Ind. (Dunes operation) and employs approximately 2,500 people.

                                      # # #